EQUITY LIFESTYLE PROPERTIES, INC.
ARTICLES SUPPLEMENTARY
54,458 SHARES

6.75% SERIES F CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK
EQUITY LIFESTYLE PROPERTIES, INC. (the “Company”), a Maryland corporation formerly known as MANUFACTURED HOME COMMUNITIES, INC., hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:
FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company by Article V of the Articles of Amendment and Restatement of the Company filed with the Department on May 15, 2007, and amended on November 26, 2013 (the “Charter”) and Section 2-105 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Company (the “Board of Directors”), by resolutions duly adopted on December 18, 2013, has authorized the issuance of a maximum of 54,458 shares of authorized but unissued Preferred Stock, par value $.01 per share (“Preferred Stock”), as a separate series of Preferred Stock, set certain of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and conversion and other terms and conditions of such series of Preferred Stock and determined the number of shares of such series of Preferred Stock (not in excess of the aforesaid maximum number) to be issued and the consideration and other terms and conditions upon which such shares of such series of Preferred Stock are to be issued.
SECOND: The Board of Directors has unanimously adopted resolutions classifying and designating the aforesaid series of Preferred Stock, when issued, as the “6.75% Series F Cumulative Redeemable Perpetual Preferred Stock” (the “Series F Preferred Shares”),” approving the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications, terms and conditions of redemption and conversion and other terms and conditions of such 6.75% Series F Cumulative Redeemable Perpetual Preferred Stock and authorizing the issuance of up to 54,458 shares of such 6.75% Series F Cumulative Redeemable Perpetual Preferred Stock.
THIRD: The series of Preferred Stock of the Company created by the resolutions duly adopted by the Board of Directors and referred to in Articles FIRST and SECOND of these Articles Supplementary shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitation as to dividends and other distributions, qualifications, terms and conditions of redemption and conversion and other terms and conditions:
Section 1.Designation and Number. A series of Preferred Stock, designated the “6.75% Series F Cumulative Redeemable Perpetual Preferred Stock” (the “Series F Preferred Stock”) is hereby established. The number of shares of Series F Preferred Stock shall be 54,458.
Section 2.    Rank. The Series F Preferred Stock will, with respect to distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company, rank senior to all classes or series of Common Stock (as defined in the Charter) and to all classes or series of equity securities of the Company now or hereafter authorized, issued or outstanding, other than any class or series of equity securities of the Company expressly designated as ranking on a parity with, or senior to, the Series F Preferred Stock as to distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company. For purposes of these Articles Supplementary, the term “Parity Preferred Stock” shall be used to refer to any class or series of equity securities of the Company now or hereafter authorized, issued or outstanding expressly designated by the Company to rank on a parity with Series F Preferred Stock with respect to distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company.
Section 3.    Distributions. Payment of Distributions. Subject to the rights of holders of Parity Preferred Stock as to the payment of distributions and holders of preferred stock ranking senior to the Series F Preferred Stock as to payment of distributions, holders of Series F Preferred Stock will be entitled to receive, when, as and if declared by the Company, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate per annum of 6.75% of the $2,500.00 liquidation preference per share of Series F Preferred Stock. All distributions shall be cumulative, shall accumulate from the original date of issuance and shall be payable (i) quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence) in arrears, on March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2012 and (ii) in the event of a redemption, on the redemption date (each such payment or redemption date, a “Preferred Stock Distribution Payment Date”). The amount of the distribution payable for any period will be computed based on the ratio of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed on the basis of the actual number of days elapsed in such a period to ninety (90) days. If any date on which distributions are to be made on the Series F Preferred Stock is not a Business Day (as defined herein), then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series F Preferred Stock will be made to the holders of record of the Series F Preferred Stock on the relevant record dates, which, unless otherwise provided by the Company with respect to any distribution, will be fifteen (15) Business Days prior to the relevant Preferred Stock Distribution Payment Date (each a “Distribution Record Date”).
The term “Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.
(a)    Limitations on Distributions. No distributions on the Series F Preferred Stock shall be declared or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.
(b)    Distributions Cumulative. Notwithstanding the foregoing, distributions on the Series F Preferred Stock will accumulate whether or not declared, whether or not the terms and provisions set forth herein at any time prohibit the current payment of distributions, whether or not the Company has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared. Accumulated but unpaid distributions on the Series F Preferred Stock will accumulate from the original date of issuance or the last Preferred Stock Distribution Payment Date on which all accumulated distributions were paid. Accumulated and unpaid distributions will not bear interest.
(c)    Priority as to Distributions. So long as any Series F Preferred Stock is outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Common Stock or any class or series of other stock of the Company ranking junior to the Series F Preferred Stock as to the payment of distributions or rights upon voluntary or involuntary, liquidation, dissolution or winding up (such Common Stock or other junior stock, collectively, “Junior Stock”), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Junior Stock, unless, in each case, all distributions accumulated on all Series F Preferred Stock and all classes and series of outstanding Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Stock does not have cumulative distribution rights) have been paid in full (or a sum sufficient for such full payment is irrevocably deposited in trust for immediate payment). The foregoing sentence will not prohibit (i) distributions payable solely in Junior Stock, (ii) the conversion of Junior Stock or Parity Preferred Stock into stock of the Company ranking junior to the Series F Preferred Stock as to distributions and upon liquidation, dissolution or winding up, (iii) purchase by the Company of the Series F Preferred Stock, Parity Preferred Stock or Junior Stock pursuant to Article VII of the Charter, in each case, to the extent required to preserve the Company's status as a real estate investment trust (“REIT”), (iv) redeeming, purchasing or otherwise acquiring any Parity Preferred Stock, in each case, to the extent required to preserve the Company's status as a REIT, (v) any distributions by the Company necessary for it to maintain its status as a REIT under the Internal Revenue Code of 1986, as amended (“Code”), or (vi) the purchase, redemption or other acquisition of Junior Stock made for purposes of, and in compliance with, requirements of an employee incentive or benefit plan of the Company or any subsidiary of MHC Operating Limited Partnership (“Partnership”) or the Company.
So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for immediate payment) upon the Series F Preferred Stock, all distributions authorized and declared on the Series F Preferred Stock and all classes or series of outstanding Parity Preferred Stock shall be authorized and declared so that the amount of distributions authorized and declared per share of Series F Preferred Stock and such other classes or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that accumulated distributions per share on the Series F Preferred Stock and such other classes or series of Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Stock does not have cumulative distribution rights) bear to each other. Except as set forth in the preceding sentence, unless distributions on the Series F Preferred Stock equal to the full amount of accrued and unpaid distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the Company and no other distribution of cash or other property may be declared or made, directly or indirectly, by the Company with respect to any Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Stock does not have cumulative distribution rights).
(d)    No Further Rights. Holders of Series F Preferred Stock shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.
Section 4.    Liquidation Preference. (a) Payment of Liquidating Distributions. Subject to the rights of holders of Parity Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Company and subject to holders of preferred stock ranking senior to the Series F Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series F Preferred Stock shall be entitled to receive out of the assets of the Company legally available for distribution or the proceeds thereof, after payment or provision for debts and other liabilities of the Company, but before any payment or distributions of the assets shall be made to holders of Common Stock or any other class or series of stock of the Company that ranks junior to the Series F Preferred Stock as to rights upon liquidation, dissolution or winding up of the Company, an amount equal to the sum of (i) a liquidation preference of $2,500.00 per share of Series F Preferred Stock, and (ii) an amount equal to any accumulated and unpaid distributions thereon, whether or not declared, to the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, there are insufficient assets to permit full payment of liquidating distributions to the holders of Series F Preferred Stock and any Parity Preferred Stock as to rights upon liquidation, dissolution or winding up of the Company, all payments of liquidating distributions on the Series F Preferred Stock and such Parity Preferred Stock shall be made so that the payments on the Series F Preferred Stock and such Parity Preferred Stock shall in all cases bear to each other the same ratio that the respective rights of the Series F Preferred Stock and such Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Parity Preferred Stock does not have cumulative distribution rights) upon liquidation, dissolution or winding up of the Company bear to each other.
(b)    Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than thirty (30) and not more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series F Preferred Stock at the respective addresses of such holders as the same shall appear on the share transfer records of the Company.
(c)    No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series F Preferred Stock will have no right or claim to any of the remaining assets of the Company.
(d)    Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company to, or the consolidation or merger or other business combination of the Company with or into, any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Company) shall not be deemed to constitute a liquidation, dissolution, or winding up of the Company.
Section 5.    Optional Redemption.
(a)     Right of Optional Redemption. Except as set forth in Section 6 below, the Series F Preferred Stock shall not be redeemable by the Company prior to September 7, 2017. On or after September 7, 2017, the Company, at its option, may redeem the Series F Preferred Stock, in whole or in part, at any time or from time to time at a redemption price (the “Redemption Price”), payable in cash, equal to $2,500.00 per share of Series F Preferred Stock plus accumulated and unpaid distributions, whether or not declared, to, but not including, the date of redemption (the “Redemption Right”). Each date fixed for redemption pursuant to this paragraph is called a “Redemption Date.” In the event of a redemption of Series F Preferred Stock, if the Redemption Date occurs after a Distribution Record Date and on or prior to the related Preferred Stock Distribution Payment Date, the distribution payable on such Preferred Stock Distribution Payment Date in respect of such shares of stock called for redemption shall be payable on such Distribution Payment Date to the holders of record at the close of business on such Distribution Record Date and shall not be payable as part of the Redemption Price for such shares.
If the Company exercises its optional redemption right after the occurrence of a Change of Control Triggering Event (as defined in the Articles Supplementary for the Company’s 6.75% Series C Cumulative Redeemable Perpetual Preferred Stock (the “Series C Preferred Stock”)) and prior to the close of business on the Change of Control Conversion Date (as defined in the Articles Supplementary for the Company’s Series C Preferred Stock), holders of Series F Preferred Stock will not have the conversion rights described in Section 7 hereof with respect to the shares of Series F Preferred Stock to be redeemed. If fewer than all of the outstanding shares of Series F Preferred Stock are to be redeemed, the shares of Series F Preferred Stock to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares), subject to any applicable conventions of The Depository Trust Company (“DTC”) for redemption of book-entry securities. Further, in order to ensure that the Company remains a qualified REIT for federal income tax purposes, the Series F Preferred Stock will also be subject to the provisions of Article VII of the Charter.
(b)    Limitation on Optional Redemption. The Company may not redeem fewer than all of the outstanding shares of Series F Preferred Stock and Parity Preferred Stock unless all accumulated and unpaid distributions have been paid on all outstanding Series F Preferred Stock and Parity Preferred Stock for all quarterly distribution periods terminating on or prior to the Redemption Date; provided, however, that the foregoing shall not prevent (i) the purchase or acquisition of Series F Preferred Stock or Parity Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all Series F Preferred Stock and Parity Preferred Stock, as the case may be, which offer may be accepted by such holders in such holders' sole discretion or (ii) the purchase, redemption or other acquisition by the Company of Series F Preferred Stock to extent required to preserve the Company's status as a REIT.
(c)    Procedures for Optional Redemption. Notice of redemption will be (i) faxed, and (ii) mailed by the Company, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date, addressed to the respective holders of record of the Series F Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records of the Company. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series F Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series F Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the Redemption Date, (ii) the Redemption Price, (iii) the number of shares of Series F Preferred Stock to be redeemed, (iv) the place or places where such shares of Series F Preferred Stock are to be surrendered for payment of the Redemption Price, (v) that distributions on the Series F Preferred Stock to be redeemed will cease to accumulate on such Redemption Date and (vi) that payment of the Redemption Price (including any accumulated and unpaid distributions) will be made upon presentation and surrender of such Series F Preferred Stock. If fewer than all of the shares of Series F Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series F Preferred Stock held by such holder to be redeemed.
If the Company gives a notice of redemption in respect of Series F Preferred Stock (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the Redemption Date, the Company will deposit irrevocably in trust for the benefit of the Series F Preferred Stock being redeemed funds sufficient to pay the applicable Redemption Price, including any accumulated and unpaid distributions, on such shares to the date fixed for redemption, without interest, and will give irrevocable instructions and authority to pay such Redemption Price and any accumulated and unpaid distributions, whether or not declared, if any, on such shares to the holders of the Series F Preferred Stock upon surrender of the Series F Preferred Stock by such holders at the place designated in the notice of redemption. If fewer than all of the Series F Preferred Stock evidenced by any certificate is being redeemed, a new certificate shall be issued upon surrender of the certificate evidencing all Series F Preferred Stock, evidencing the unredeemed Series F Preferred Stock without cost to the holder thereof. On and after the Redemption Date, distributions will cease to accumulate on the Series F Preferred Stock or portions thereof called for redemption, unless the Company defaults in the payment thereof. If any date fixed for redemption of Series F Preferred Stock is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Redemption Price (including any accumulated and unpaid distributions) in respect of the Series F Preferred Stock is improperly withheld or otherwise not paid by the Company, distributions on such Series F Preferred Stock will continue to accumulate from the original Redemption Date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Redemption Price (including any accumulated and unpaid distributions).
(d)    Status of Redeemed Stock. Any Series F Preferred Stock that shall at any time have been redeemed shall, after such optional redemption, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more designated as part of a particular class or series by the Board of Directors.
Section 6.    Special Optional Redemption Right. Upon the occurrence of a Change of Control Triggering Event (as defined in the Articles Supplementary for the Company’s Series C Preferred Stock), the Company will have the option to redeem the Series F Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control Triggering Event occurred, for cash at $2,500.00 per share plus accrued and unpaid distributions, if any, to, but not including, the Redemption Date (the “Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of Series F Preferred Stock except as to the holder to whom notice was defective or not given. If the Company exercises its special optional redemption right after the occurrence of a Change of Control Triggering Event and prior to the close of business on the Change of Control Conversion Date (as defined in the Articles Supplementary for the Company’s Series C Preferred Stock), holders of Series F Preferred Stock will not have the conversion rights described in Section 7 hereof with respect to the shares of Series F Preferred Stock to be redeemed.
(a)    Procedures for Special Optional Redemption. Notice of redemption will be (i) faxed, and (ii) mailed by the Company, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date, addressed to the respective holders of record of the Series F Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records of the Company. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series F Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series F Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the Redemption Date; (ii) the Redemption Price; (iii) the number of shares of Series F Preferred Stock to be redeemed; (iv) the place or places where such shares of Series F Preferred Stock are to be surrendered for payment of the Redemption Price; (v) that the shares of Series F Preferred Stock are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control Triggering Event and a brief description of the transaction or transactions constituting such Change of Control Triggering Event; (vi) that holders of Series F Preferred Stock to which the notice relates will not be able to tender such Series F Preferred Stock for conversion in connection with the Change of Control Triggering Event and each share of Series F Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related Redemption Date instead of converted on the Change of Control Conversion Date; (vii) that distributions on the Series F Preferred Stock to be redeemed will cease to accumulate on such Redemption Date; and (viii) that payment of the Redemption Price (including any accumulated and unpaid distributions) will be made upon presentation and surrender of such Series F Preferred Stock. If fewer than all of the shares of Series F Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series F Preferred Stock held by such holder to be redeemed.
If fewer than all of the outstanding Series F Preferred Stock are to be redeemed pursuant to the Special Optional Redemption Right, the shares shall be redeemed pro rata in proportion to the numbers of Series F Preferred Shares held by holders (with adjustment to avoid redemption of fractional shares) or by lot or in such other manner as the Board of Directors may determine. If fewer than all of the shares of Series F Preferred Stock represented by any certificate (which may include a global certificate) are redeemed, then a new certificate (including, if appropriate, a new global certificate) representing the unredeemed Series F Preferred Stock shall be issued without cost to the holders thereof.
Immediately prior to any redemption of shares of Series F Preferred Stock pursuant to the Special Optional Redemption Right, the Company shall pay, in cash, any accrued and unpaid distributions to, but not including, the Redemption Date, unless a Redemption Date falls after a Distribution Record Date and prior to the corresponding Preferred Stock Distribution Payment Date, in which case each holder of shares of Series F Preferred Stock at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such shares on the corresponding Preferred Stock Distribution Payment Date (including any accrued and unpaid distributions for prior periods) notwithstanding the redemption of such shares before such Distribution Payment Date or the Company's default in the payment of the distribution due. Except as provided above, the Company will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series F Preferred Stock for which a notice of redemption has been given.
If the Company shall so require and the notice shall so state, on or after the Redemption Date, each holder of shares of Series F Preferred Stock to be redeemed shall present and surrender the certificates evidencing such Series F Preferred Stock, to the extent such shares are certificated, to the Company at the place designated in the notice of redemption and thereupon the Redemption Price of such shares (including all accrued and unpaid distributions to, but not including, the Redemption Date) shall be paid to, or on the order of, the person whose name appears on such certificate evidencing such Series F Preferred Stock as the owner thereof, and each surrendered certificate shall be cancelled. If fewer than all the shares evidenced by any such certificate evidencing Series F Preferred Stock are to be redeemed, a new certificate shall be issued evidencing the unredeemed shares. In the event that the Series F Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and the applicable procedures of DTC and no further action on the part of the holders of such shares shall be required.
From and after the Redemption Date (unless the Company defaults in payment of the Redemption Price), all distributions on the Series F Preferred Stock designated for redemption in such notice shall cease to accumulate and all rights of the holders thereof, except the right to receive the Redemption Price thereof (including all accrued and unpaid distributions to, but not including, the Redemption Date), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Company) on the Company's stock transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Company, prior to a Redemption Date, may irrevocably deposit the Redemption Price (including accrued and unpaid distributions to, but not including, the Redemption Date) of the Series F Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series F Preferred Stock to be redeemed shall (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the Redemption Price and (iii) require such holders to surrender the certificates evidencing such shares, to the extent such shares are certificated, at such place on or about the date fixed in such redemption notice (which may not be later than the Redemption Date) against payment of the Redemption Price (including all accrued and unpaid distributions to, but not including, the Redemption Date). Any monies so deposited which remain unclaimed by the holders of the Series F Preferred Stock to be redeemed at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Company.
(b)    Limitations on Special Optional Redemption. The Company may not redeem fewer than all of the outstanding shares of Series F Preferred Stock and Parity Preferred Stock unless all accumulated and unpaid distributions have been paid on all outstanding Series F Preferred Stock and Parity Preferred Stock for all quarterly distribution periods terminating on or prior to the Redemption Date; provided, however, that the foregoing shall not prevent (i) the purchase or acquisition of Series F Preferred Stock or Parity Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all Series F Preferred Stock and Parity Preferred Stock, as the case may be, which offer may be accepted by such holders in such holders' sole discretion or (ii) the purchase, redemption or other acquisition by the Company of Series F Preferred Stock to the extent required to preserve the Company's status as a REIT. In addition, unless full cumulative distributions on all Series F Preferred Stock have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then-current distribution period, the Company shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any shares of Series F Preferred Stock (except by conversion into or exchange for equity securities of the Company ranking junior to the Series F Preferred Stock as to distributions and upon liquidation; provided, however, that the foregoing shall not prevent any purchase, redemption or other acquisition of Series F Preferred Stock for the purpose of preserving the Company's qualification as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series F Preferred Stock).
(c)    Status of Redeemed Stock. Any Series F Preferred Stock that shall at any time have been redeemed shall, after such special optional redemption, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more designated as part of a particular class or series by the Board of Directors.
Section 7.    Effects of, and Actions Upon Change of Control Triggering Event. Upon the occurrence of a Change of Control Triggering Event (as defined in the Articles Supplementary for the Company’s Series C Preferred Stock), any or all of the shares of Series F Preferred Stock will, upon no less than five (5) Business Days' notice (unless waived by the stockholder) be converted into Common Stock and/or cash and/or any alternative consideration (or any combination of the foregoing), as determined by the Board of Directors in good faith to achieve an appropriate mirroring of the actions taken by, and effect upon, the Company and the affected holders of shares of Series C Preferred Stock with respect to the Change of Control Triggering Event. The Board of Directors shall be empowered to effect such changes at any time before, at, or after the occurrence or expected possible occurrence of a Change of Control Triggering Event in any manner it determines to be reasonable and appropriate.
Section 8.    Voting Rights. General. Holders of the Series F Preferred Stock will not have any voting rights, except as set forth below.
(a)    Right to Elect Directors. If at any time full distributions shall not have been timely made on any Series F Preferred Stock with respect to any six (6) prior quarterly distribution periods, whether or not consecutive (a “Preferred Distribution Default”), the holders of such Series F Preferred Stock, voting together as a single class with the holders of each class or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, will have the right to elect two additional directors to serve on the Board of Directors (the “Preferred Stock Directors”) at a special meeting called by the holders of record of at least 33% of the outstanding shares of Series F Preferred Stock or any such class or series of Parity Preferred Stock or at the next annual meeting of stockholders, and at each subsequent annual meeting of stockholders or special meeting held in place thereof, until all such accumulated distributions in arrears and distributions for the current quarterly period on the Series F Preferred Stock and each such class or series of Parity Preferred Stock have been paid in full.
(i)    At any time when such voting rights shall have vested, a proper officer of the Company shall call or cause to be called, upon written request of holders of record of at least 33% of the outstanding shares of Series F Preferred Stock, a special meeting of the holders of Series F Preferred Stock and all classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable (collectively, the “Parity Securities”) by mailing or causing to be mailed to such holders a notice of such special meeting to be held not less than ten (10) and not more than forty-five (45) days after the date such notice is given. The record date for determining holders of the Parity Securities entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such special meeting, all of the holders of the Parity Securities, by plurality vote, voting together as a single class without regard to classes or series will be entitled to elect two directors on the basis of one vote per $2,500.00 of liquidation preference to which such Parity Securities are entitled by their terms (excluding amounts in respect of accumulated and unpaid distributions) and not cumulatively. The holder or holders of one-third of the Parity Securities then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Stock Directors except as otherwise provided by law. Notice of all meetings at which holders of the Series F Preferred Stock shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, the holders of a majority of the Parity Securities then outstanding present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Stock Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Distribution Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Company shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series F Preferred Stock that would have been entitled to vote at such special meeting.
(ii)    If and when all accumulated distributions in arrears and the distributions for the then current distribution period on the Series F Preferred Stock shall have been paid in full or a sum sufficient for such payment is irrevocably deposited in trust for payment, the holders of the Series F Preferred Stock shall be divested of the voting rights set forth in this Section 8(a) (subject to revesting in the event of each and every Preferred Distribution Default) and, if all accumulated distributions in arrears and the distributions for the current distribution period have been paid in full or set aside for payment in full on all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, the term and office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series F Preferred Stock when they have the voting rights set forth in this Section 8(a) (voting together as a single class with all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series F Preferred Stock when they have the voting rights set forth in this Section 8(a) (voting together as a single class with all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.
(b)    Certain Voting Rights. So long as any shares of Series F Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of the outstanding shares of Series F Preferred Stock voting together as a single class with the holders of all outstanding shares of Parity Preferred Stock of any class or series upon which like voting rights have been conferred and with which holders of Series F Preferred Stock are entitled to vote together as a single class on such matters, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
(i)Any amendment, alteration or repeal of any of the provisions of, or the addition of any provision to, these Articles Supplementary or the Charter that materially and adversely affects the powers, special rights, preferences, privileges or voting power of the holders of the Series F Preferred Stock; provided, however, that the amendment of or supplement to the provisions of the Charter to authorize, create, increase or decrease the authorized amount of, or to issue Junior Stock, Series F Preferred Stock or any class of Parity Preferred Stock shall not be deemed to materially and adversely affect powers, special rights, preferences, privileges or voting power of the holders of Series F Preferred Stock;
(i)    The authorization, creation of, increase in the authorized amount of, or issuance of shares of any class or series of stock ranking senior in preference or priority to the Series F Preferred Stock with respect to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding-up or any security convertible or exchangeable into shares of any class or series of shares ranking senior in preference or priority to the Series F Preferred Stock with respect to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding-up (whether or not such class or series of shares ranking senior in preference or priority to the Series F Preferred Stock is currently authorized); or
(iii)    The consolidation, merger into or with, or conveyance, transfer or lease of the Company's assets substantially as an entirety, to any corporation or other entity in such a way that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the holders of the Series F Preferred Stock; provided, however, that with respect to the occurrence of a merger, consolidation or a sale, transfer or lease of all of the Company's assets as an entirety, so long as (a) the Company is the surviving entity and the Series F Preferred Stock remains outstanding with the terms thereof unchanged, or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of any state and substitutes for the Series F Preferred Stock other preferred stock having substantially the same terms and same rights as the Series F Preferred Stock, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding up, then the occurrence of any such event shall not be deemed to materially and adversely affect the powers, special rights, preferences, privileges or voting powers of the holders of the Series F Preferred Stock;
provided, however, that no such vote of the holders of Series F Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such shares ranking senior to the Series F Preferred Stock or convertible or exchangeable security is to be made, as the case may be, provision is made for the redemption of all outstanding Series F Preferred Stock to the extent such redemption is authorized by Section 5 herein.
(c)    For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each share of Series F Preferred Stock shall have one (1) vote per share, except that when any other class or series of preferred shares of the Company shall have the right to vote with the Series F Preferred Stock as a single class on any matter, then the Series F Preferred Stock and such other class or series shall have with respect to such matters one quarter of one vote per $2,500.00 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein or in the Charter, the Series F Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any action by the Company.
Section 9.    Ownership and Transfer Restrictions. The Series F Preferred Stock shall be subject to the provisions of Article VII of the Charter.
Section 10.    No Sinking Fund. No sinking fund shall be established for the retirement or redemption of the Series F Preferred Stock.
Section 11.    No Preemptive Rights. No holders of the Series F Preferred Stock shall, as such holder, have any preemptive rights to purchase or subscribe for shares of stock of the Company or any other security of the Company which it may issue or sell.
Section 12.    Status of Acquired Shares. Any shares of Series F Preferred Stock that shall at any time have been purchased, cancelled or otherwise acquired by the Company shall, after such purchase, cancellation or acquisition, have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more classified and designated as part of a particular series by the Board of Directors.
FOURTH: The Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Charter.
FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.
SIXTH: These Articles Supplementary shall become effective at11:59 P.M. (Eastern Time) on December 30, 2013.
SEVENTH: The undersigned Senior Vice President, Chief Financial Officer and Treasurer of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Senior Vice President, Chief Financial Officer and Treasurer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Senior Vice President, Chief Financial Officer and Treasurer and attested to by its Senior Vice President, General Counsel & Secretary, on this 27th day of December, 2013.
EQUITY LIFESTYLE PROPERTIES, INC.

By:	s/Paul Seavey Name: Paul Seavey Title: Senior Vice President, Chief Financial Officer & Treasurer
[SEAL]
ATTEST:
s/Walter B. Jaccard
Walter B. Jaccard
Vice President – Legal & Assistant Secretary